Exhibit 1.1

AMENDMENT NO. 1 TO DEALER MANAGER AGREEMENT

AND PARTICIPATING DEALER AGREEMENT

This Amendment No. 1 to Dealer Manager Agreement and Participating Dealer Agreement (this “Amendment”) is made and entered into as of this 10th day of July, 2019 by and among Strategic Student & Senior Housing Trust, Inc., a Maryland corporation (the “Company”), and Select Capital Corporation, a California corporation (the “Dealer Manager”).

RECITALS

WHEREAS, the Company previously filed a Registration Statement on Form S-11 (File No. 333-220646) to register for offer and sale up to $1.095 billion in shares of its common stock (the “Shares”), $0.001 par value per share (the “Offering”), to be issued and sold ($1.0 billion in shares to be offered to the public, consisting of Class A Shares at a purchase price of $10.33 per share (up to $450 million in shares), Class T Shares at a purchase price of $10.00 per share (up to $450 million in shares) and Class W Shares at a purchase price of $9.40 per share (up to $100 million in shares), and $95 million in Shares to be offered pursuant to the Company’s distribution reinvestment plan), consisting of Class A Shares at a purchase price of $9.81 per share, Class T Shares at a purchase price of $9.50 per share and Class W Shares at a purchase price of $9.40 per share, which Offering was declared effective by the SEC on May 1, 2018;

WHEREAS, in connection with the Offering, the Company and the Dealer Manager entered into a Dealer Manager Agreement, dated May 1, 2018 (the “Dealer Manager Agreement”), and the Dealer Manager has subsequently entered into Participating Dealer Agreements, dated various dates, with participating dealers;

WHEREAS, the Company desires to cease selling Class A Shares, Class T Shares and Class W Shares in the primary portion of the Offering (the “Primary Offering”) and begin offering Class Y Shares and Class Z Shares pursuant to the Offering, but will continue to offer Class A Shares, Class T Shares and Class W Shares pursuant to the Company’s distribution reinvestment plan;

WHEREAS, the Company and the Dealer Manager are entering into this Amendment to reflect that the Company will no longer offer for sale Class A Shares, Class T Shares or Class W Shares in the Primary Offering and will offer Class Y Shares and Class Z Shares in the Offering such that the Primary Offering now consists of up to $700 million in Class Y Shares and $300 million in Class Z Shares (excluding Class Y Shares and Class Z Shares to be offered and sold pursuant to the Company’s distribution reinvestment plan); and

WHEREAS, pursuant to the Offering, the Company will offer Class Y Shares and Class Z Shares at a purchase price of $9.30 per share and will offer Class A Shares, Class T Shares, Class W Shares, Class Y Shares, and Class Z Shares pursuant to the distribution reinvestment plan at a price of $9.30 per share.

NOW THEREFORE, the Company and the Dealer Manager hereby modify and amend the Dealer Manager Agreement and agree as follows:

1.    Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Dealer Manager Agreement.

2.    Amendments to Dealer Manager Agreement to Revise References to the Class A Shares, Class T Shares and Class W Shares and to Add References to Class Y Shares and Class Z Shares.

The introductory paragraph is hereby removed and replaced with the following:

“Strategic Student & Senior Housing Trust, Inc., a Maryland corporation (the “Company”), is registering for public sale a maximum of up to $1.095 billion in shares (the “Shares”) of its common stock, $0.001 par value per share (the “Offering”), to be issued and sold ($1.0 billion in shares to be offered to the public, consisting of Class Y Shares at a purchase price of $9.30 per share (up to $700 million in shares) and Class Z Shares at a purchase price of $9.30 per share (up to $300 million in shares), and $95 million in Shares to be offered pursuant to the Company’s distribution reinvestment plan, consisting of Class A Shares, Class T Shares, Class W Shares, Class Y Shares and Class Z Shares at a purchase price of $9.30 per share. The Company reserves the right to reallocate the Shares offered among classes of Shares and between the primary offering and the distribution reinvestment plan. The minimum purchase by any one person shall be $5,000 in Shares except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to Select Capital Corporation (the “Dealer Manager”). It is anticipated that the Dealer Manager will enter into Participating Dealer Agreements in the form attached to this Dealer Manager Agreement with other broker-dealers participating in the Offering (each dealer being referred to herein as a “Dealer” and said dealers being collectively referred to herein as the “Dealers”). The Company shall have the right to approve any material modifications or addendums to the form of the Participating Dealer Agreement. Terms not defined herein shall have the same meaning as in the Prospectus. In connection therewith, the Company hereby agrees with the Dealer Manager, as follows:”

The first paragraph of Section 3.3 is hereby removed and replaced with the following:

“3.3    Except as otherwise provided in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager sales commissions in the amount of 3.0% of the gross proceeds of the Class Y Shares sold plus a dealer manager fee in the amount of 3.0% of the gross proceeds of the Class Y Shares. In addition, the Company agrees that it will pay to the Dealer Manager a monthly stockholder servicing fee that will accrue daily in an amount equal to 1/365th of 1.0% of the purchase price per share of Class Y Shares and a monthly dealer manager servicing fee 1/365th of 0.5% of the purchase price per share of Class Z Shares. The Company will cease paying the stockholder servicing fee on any Class Y Share on the earlier of: (i) the date the Company lists its shares on a national securities exchange, merges or consolidates with or into another entity, or sells or disposes of all or substantially all of its assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A Shares, Class T Shares, Class W Shares, Class Y Shares and Class Z Shares in the primary portion of the offering (i.e., excluding proceeds from sales pursuant to the distribution reinvestment plan), which calculation shall be made by the Company with the assistance of the Dealer Manager commencing after the termination of the initial public offering, (iii) with respect to a particular Class Y Share, the third anniversary of the issuance of the share; and (iv) the date that such Class Y Share is redeemed or is no longer outstanding. The Dealer Manager may, in its discretion, re-allow to Dealers up to 100% of the stockholder servicing fee for services that such Dealers perform in connection with the distribution of Class Y shares. Notwithstanding, if the Dealer Manager is notified that a Dealer who sold such Class Y Shares is no longer the broker-dealer of record with respect to such Class Y Shares, then such Dealer shall not receive the stockholder servicing fee for any portion of the month in which such Dealer is not the broker dealer of record on the last day of the month. Thereafter, such stockholder servicing fee may be reallowed by the Dealer Manager to the then-current broker-dealer of record of the Class Y Shares, if any, if such broker-dealer of record has entered into an agreement with the Dealer Manager that provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. The Company will cease paying the dealer manager servicing fee on any Class Z Share on the earlier of (i) the date the Company lists its shares on a national securities exchange or the date of a Liquidity Event, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A Shares, Class T Shares, Class W Shares, Class Y Shares, and Class Z

Shares in the primary portion of the offering (i.e., excluding proceeds from sales pursuant to the distribution reinvestment plan), which calculation shall be made by the Company with the assistance of the Dealer Manager commencing after the termination of the initial public offering, (iii) the end of the month in which the aggregate underwriting compensation paid in the primary offering with respect to Class Z Shares, comprised of the dealer manager servicing fees, equals 9.0% of the gross proceeds from the sale of Class Z Shares in the primary portion of the offering (i.e., excluding proceeds from sales pursuant to the distribution reinvestment plan), which calculation shall be made by the Company with the assistance of the Dealer Manager commencing after the termination of the initial public offering, and (iv) the date that such Class Z Share is redeemed or is no longer outstanding. ”

3.    Amendments to Participating Dealer Agreement to Revise References to Class A Shares, Class T Shares and Class W Shares and to Add References to Class Y Shares and Class Z Shares.

The introductory paragraph is hereby removed and replaced with the following:

“Select Capital Corporation, as the dealer manager (“Dealer Manager”) for Strategic Student & Senior Housing Trust, Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company, consisting of Class Y Shares and Class Z Shares in the Primary Offering and Class A Shares, Class T Shares, Class W Shares, Class Y Shares and Class Z Shares pursuant to the Company’s distribution reinvestment plan, subject to the following terms:”

Section III is hereby removed and replaced with the following:

“Except as may be otherwise provided for in the “Plan of Distribution” section of the Prospectus, Shares shall be offered to the public at the offering price of $9.30 per Class Y Share and Class Z Share and Shares shall be offered pursuant to the Company’s distribution reinvestment plan at the price of $9.30 per Class A Share, Class T Share, Class W Share, Class Y Share, and Class Z Share. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of $5,000 in Shares is required. The Shares are nonassessable.”

The first paragraph of Section V is hereby removed and replaced with the following:

“Except as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s sales commission applicable to the Shares sold by Dealer which it is authorized to sell hereunder is 3.0% of the gross proceeds of the Class Y Shares sold by it and accepted and confirmed by the Company, which commission will be payable by the Dealer Manager. In addition, the Dealer Manager will be paid a monthly stockholder servicing fee that will accrue daily in an amount equal to 1/365th of 1.0% of the purchase price per share of Class Y Shares sold. The Dealer will no longer be entitled to the stockholder servicing fee on the earlier of (i) the date the Company lists its shares on a national securities exchange, merges or consolidates with or into another entity, or sells or disposes of all or substantially all of its assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of the Class A Shares, Class T Shares, Class W Shares, Class Y Shares and Class Z Shares in the Company’s primary offering (i.e., excluding proceeds from sales pursuant to the distribution reinvestment plan), which calculation shall be made by the Company with the assistance of the Dealer Manager commencing after the termination of our primary offering, (iii) with respect to a particular Class Y Share, the third anniversary of the issuance of the share, and (iv) the date that such Class Y Share is redeemed or is no longer outstanding. The Dealer Manager may, in its discretion, re-allow to Dealers up to 100% of the stockholder servicing fee for services that such Dealers perform in connection with the distribution of Class Y Shares. Notwithstanding, if the Dealer Manager is notified that a Dealer who sold such Class Y Shares is no longer the broker-dealer of record with respect to such Class Y Shares, then such Dealer shall not receive the stockholder servicing fee for any portion of the month in which such Dealer is not the broker dealer of record on the last day of the month. Thereafter, such stockholder servicing fee may be reallowed by the Dealer Manager to the then-current broker-dealer of record of the Class Y Shares, if any, if such broker-dealer of record has entered into an agreement with the Dealer Manager that provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. No sales commissions shall be paid with respect to Shares issued and sold pursuant to the Company’s distribution reinvestment plan. For these purposes, shares shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, the Company has accepted the subscription agreement of such subscriber, and such Shares have been fully paid for. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company. In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, re-allow a portion of its dealer manager fee to Dealers participating in the offering of Shares as marketing fees, reimbursement of costs and expenses of attending educational conferences or to defray other distribution-related expenses.”

4.    Amendment. This Amendment may not be amended or modified except in writing signed by all parties. In accordance with Section XVI of the Participating Dealer Agreement, this Amendment shall be deemed accepted and agreed to by Dealer upon placing an order for sale of Class Y Shares or Class Z Shares after receipt of this Amendment.

5.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

6.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

COMPANY:

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

By:	/s/ H. Michael Schwartz
H. Michael Schwartz
Chief Executive Officer

DEALER MANAGER:

SELECT CAPITAL CORPORATION

By:	/s/ James M. Walsh
James M. Walsh
Chief Executive Officer